                                                 Exhibit 12(a)
                                                 -------------

                                SOUTH JERSEY GAS COMPANY
                   Calculation of Ratio of Earnings To Fixed Charges
                                     (IN THOUSANDS)


                                            Fiscal Year Ended December 31,
                              --------------------------------------------------------
                                  1997       1996       1995       1994       1993
                              --------------------------------------------------------
Net Income*                      $22,000    $19,389    $15,991    $11,200    $15,619

Federal Income Taxes, Net         11,559     10,627      9,278      5,881      7,832

Fixed Charges**                   18,103     19,574     19,545     14,648     14,127

Capitalized Interest                (107)      (114)       (98)      (120)      (191)
                              --------------------------------------------------------

Total Available for Coverage     $51,555    $49,476    $44,716    $31,609    $37,387
                              ========================================================


Total Available                     2.9x       2.5x       2.3x       2.2x       2.7x
------------------------------
Fixed Charges




 *  Net Income before Dividends on Preferred Securities and a
    Cumulative Effect of a Change in Accounting Principle.

** Fixed charges consist of interest charges (rentals are not material).


                                                 Exhibit 12(b)
                                                 ------------


                                    SOUTH JERSEY GAS COMPANY
                        Calculation of Ratio of Earnings To Fixed Charges
                          Plus Preferred Security Dividend Requirements
                                         (IN THOUSANDS)


                                                   Fiscal Year Ended December 31,
                                   ------------------------------------------------------------
                                        1997        1996        1995        1994        1993
                                   ------------------------------------------------------------
Net Income*                            $19,898     $19,215     $15,813     $11,017     $15,432

Federal Income Taxes, Net               11,559      10,627       9,278       5,881       7,832

Fixed Charges**                         18,103      19,574      19,545      14,648      14,127
Preferred Securities - Dividends         2,102         174         178         183         187
                                   ------------------------------------------------------------

        Sub-Total                       20,205      19,748      19,723      14,831      14,314
                                   ------------------------------------------------------------
Capitalized Interest                      (107)       (114)        (98)       (120)       (191)
                                   ------------------------------------------------------------
Total Available for Coverage           $51,555     $49,476     $44,716     $31,609     $37,387
                                   ============================================================


Total Available                           2.6x        2.5x        2.3x        2.1x        2.6x
-----------------------------------
Fixed Charges




 * Net Income before a Cumulative Effect of a Change in Accounting Principle (1993).

** Fixed charges consist of interest charges (rentals are not material).